Exhibit 99.(d)(1)

INVESTMENT ADVISORY AGREEMENT

Agreement made as of this            day of [month], 2014, by and between Sentinel Group Funds, Inc., a Maryland corporation and a registered series investment company under the Investment Company Act of 1940, one series of which is the Sentinel Unconstrained Bond Fund (the “Fund”), and Sentinel Asset Management, Inc., a Vermont corporation and a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisor”).

WITNESSETH:

In consideration of the mutual promises and agreements herein contained and other good and valuable considerations, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1.                                      Management of the Sentinel Unconstrained Bond Fund

The Advisor agrees to act as investment adviser to the Fund with respect to the investment of its assets and in general to supervise the investments of the portfolio of the Fund, subject at all times to the direction and control of the Board of Directors (the “Board”) of Sentinel Group Funds, Inc. (the “Corporation”) all as more fully set forth herein. In connection therewith, the Advisor shall regularly provide investment advice to the Fund, and shall, subject to the succeeding provisions of this section, continuously supervise the investment and reinvestment of cash, securities or other property comprising the assets of the investment portfolio of the Fund, and the Advisor shall accordingly:

(a)                                 obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic or foreign, affecting the economy generally, the portfolio of the Fund, the individual companies whose securities are included in the Fund’s portfolio, the industries in which they engage, and securities which the Advisor considers may be suitable for inclusion in the Fund’s portfolio, and regularly report thereon to the Board; and

(b)                                 provide continuously an investment program for the Fund consistent, in its opinion, with its investment policy and objectives; and

(c)                                  determine what securities shall be purchased or sold by the Fund, and regularly report thereon to the Board; and

(d)                                 take, on behalf of Fund, all actions which appear to the Advisor necessary to carry into effect such investment programs and supervisory functions as aforesaid including the placing of purchase and sale orders.

Any investment program provided by the Advisor under this section, or any supervisory functions taken hereunder by it shall at all times conform to, and be in accordance with, any requirements imposed by: the provisions of the Investment Company Act of 1940 (the “1940 Act”), and any rules or regulations in force thereunder, any other applicable provision of law, the provisions of the Articles of Incorporation of Corporation, as amended from time to time, the provisions of the By-Laws of the Corporation, as amended from time to time, resolutions as adopted and/or amended from time to time by the Board, and the terms of the registration statements of Fund, as amended from time to time, under the Securities Act of 1933 and the 1940 Act.

2.                                      The Fund to Bear Other Expenses

It is understood and agreed that the Fund, in addition to the advisory fee paid to the Advisor set forth in Article 3 below, will bear and pay for its expenses of operation including its (i) rent and office equipment, if any; (ii) salaries and employee benefits including applicable employment and payroll taxes of its own administrative and executive personnel who are not affiliated with Advisor, if any; (iii) brokerage commissions and other costs in connection with the purchase or sale of securities; (iv) all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies; (v) fees and costs of its transfer agent, fund accounting and financial administration service provider, custodian, registrar, independent legal counsel and auditors; (vi) expenses of printing and mailing stock certificates, dividends, reports, notices and proxy materials to its shareholders; (vii) fees and expenses incident to the registration and maintenance of registration under the Securities Act of 1933 of shares of the Fund for public sale (other than costs of printing prospectuses for prospective new shareholders) and the qualification of its shares for offering and sale under state or other securities laws; (viii) fees and expenses imposed on the Fund under the 1940 Act; (ix) insurance premiums for fidelity bonds and other coverage to its operations; (x) all expenses incident to holding of meetings of its shareholders; (xi) fees and expenses of directors who are not affiliated with Advisor; (xii) its pro rata share of fees and dues of the Investment Company Institute; and (xiii) such non-recurring expenses as may arise, including actions, suits or proceedings, affecting the Fund and the legal obligation which the Fund may have to indemnify its officers and directors with respect thereto.

3.                                      Compensation of the Advisor

As compensation in full for services rendered under this Agreement, the Fund will pay to the Advisor a monthly fee determined as follows:

0.75% per annum on the first $200 million of the Fund’s average daily net assets;

0.70% per annum on the next $200 million of such assets;

0.65% per annum on the next $600 million of such assets;

0.60% per annum on the next $1 billion of such assets; and

0.55% of such assets over $2 billion.

The amounts payable to the Advisor shall be based upon the value of the net assets as of the close of business each day.  Such amounts shall be prorated among the several classes of shares of the Fund in proportion to their respective daily net asset values and shall be paid monthly.

4.                                      Guarantee of Expense Limitation

If, for any fiscal year of the Fund, expenses (including management fee and costs incident to its regular and executive personnel, but excluding interest, taxes, brokerage fees and, where permitted, extraordinary expense) borne by the Fund exceed expense limitations applicable to each class of shares of the Fund which are imposed by state securities regulators as such limitations may be lowered or raised from time to time, Advisor guarantees that it will reimburse the Fund for any excess. The portion of any such reduction to be borne by Advisor shall be deducted from the monthly investment advisory fee otherwise payable to Advisor and, if such amount should exceed such monthly investment advisory fees, Advisor agrees to repay to the Fund annually before publication of Sentinel Group Funds, Inc.’s annual report to shareholders such sum as may be required to make up the deficiency. For the purpose of this article, the term “fiscal year” shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Investment Advisory Agreement.

5.                                      Placing of Purchase and Sale Orders

The Advisor shall not deal as principal with the Fund in the purchase and sale of portfolio securities nor shall it receive any commissions or other remuneration on the purchase or sale of portfolio securities by the Fund.

The Advisor is authorized and directed to place the orders for the purchase and sale of portfolio securities by the Fund and to supervise the executions thereof. With respect to such transactions, whether through a broker as agent or with a dealer as principal, the Advisor’s primary objective is to both obtain the best price and execution of each transaction. Such orders may be placed with qualified brokers and/or dealers who also provide investment information or other services to the Fund.

6.                                      Nonexclusivity

The Advisor’s services to the Fund hereunder are not to be deemed exclusive and the Advisor shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

7.                                      National Life Services

National Life Insurance Company and its subsidiaries may furnish to the Advisor, in order to better enable it to fulfill its obligations hereunder, office space, personnel and other services as are requested by the Advisor, in all cases for a reasonable charge. The Advisor will present the details of any such arrangements to the Board.

8.                                      Affiliations of the Advisor

It is understood that the directors and officers of the Corporation may be directors or officers of the Advisor or an entity under common control, including National Life Insurance Company, or any affiliate, or otherwise be interested in the Advisor, and that the existence of such dual interest shall not affect the validity of this Agreement or any transactions hereunder.

9.                                      Liability of Advisor

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Advisor, it shall not·be subject to liability to the Fund or to the Corporation., or to any stockholder of the Fund or of the Corporation for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

10.                               Duration and Termination

This Agreement shall become effective on the date of execution for an initial two year period, unless sooner terminated as provided herein, provided that the Agreement has been approved by a vote of a majority of the outstanding voting securities, as such term is defined in the 1940 Act, of the Fund.  This Agreement shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved at least annually by vote of a majority of the outstanding voting securities, as such term is defined in the 1940 Act, of the Fund, or by the Board, including the approval by a majority of those Directors who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated: (a) with respect to the Fund, at any time without the payment of any penalty, either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, on 60 days written notice to the Advisor (which notice may be waived by the Advisor); and (b) by the Advisor on 60 days written notice to the Fund (which notice may be waived by the Fund).  In addition, this Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act). Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers as of this              day of [    ], 2014.

SENTINEL GROUP FUNDS, INC., on behalf of the Sentinel Unconstrained Bond Fund	SENTINEL ASSET MANAGEMENT, INC.

Thomas H. Brownell President and Chief Executive Officer	Thomas H. Brownell President and Chief Executive Officer